Exhibit 5.1

October 26, 2023

Precision Optics Corporation, Inc.

22 East Broadway

Gardner, MA 01440

Ladies and Gentlemen:

We have acted as counsel to Precision Optics Corporation, Inc., a Massachusetts corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 633,333 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), issuable under the Precision Optics Corporation, Inc. 2022 Equity Incentive Plan, as amended (the “2022 Plan”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion expressed below, we have examined the Registration Statement, the Company’s Restated Articles of Organization, and the Company’s By-Laws, as amended to date, and we have made such investigation of law as we have deemed appropriate. We have also examined and relied, without independent investigation, upon certificates of public officials and, as to factual matters, a certificate of an officer of the Company. For purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures on each such document are genuine. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

Our opinion set forth below is limited to the laws of the Commonwealth of Massachusetts. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality, or other political subdivision, or local governmental agency or authority. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized by the Company and (ii) the Shares, when issued in accordance with the terms and conditions of the 2022 Plan, will be validly issued, fully paid, and non-assessable shares of Common Stock.

We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ VERRILL DANA, LLP

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